UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

January 27, 2012

Date of Report (Date of earliest event reported)

CLEARWIRE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-34196	56-2408571
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1475 120th Avenue Northeast, Bellevue, WA	98005
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (425) 216-7600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 27, 2012, Clearwire Communications LLC (the “Company”) and Clearwire Finance, Inc. (“Clearwire Finance” and, together with the Company, the “Issuers”) issued $300,000,000 aggregate principal amount of 14.75% First-Priority Senior Secured Notes due 2016 (the “Notes”) pursuant to an Indenture, dated as of January 27, 2012 (the “Indenture”), by and among the Issuers, the guarantors party thereto and Wilmington Trust, National Association, as trustee (the “Trustee”) and collateral agent (the “Collateral Agent”). The Notes and the guarantees are secured by first-priority liens on substantially all of the Issuers’ and the Guarantors’ assets. The Company intends to use the net proceeds of the Notes for the deployment of mobile 4G LTE technology alongside the mobile 4G WiMAX technology currently on its network and for the operation and maintenance of its networks and for general corporate purposes.

The Notes bear interest at a rate of 14.75% and mature on December 1, 2016. Interest on the Notes will be payable on December 1 and June 1 of each year, commencing on June 1, 2012. The Notes are fully and unconditionally guaranteed on a senior secured basis by the Issuers and the Guarantors.

The Indenture limits the Issuers’ ability and the ability of their restricted subsidiaries to: incur additional indebtedness or issue certain preferred shares; pay dividends on or make other distributions in respect of the Issuers’ capital stock or membership interests or make other restricted payments; create liens on certain assets to secure debt; make certain investments; sell certain assets; agree to certain restrictions on the ability of restricted subsidiaries to make payments to the Issuers; consolidate, merge, sell or otherwise dispose of all or substantially all of the Issuers’ assets; enter into transactions with the Issuers’ affiliates; and designate the Issuers’ subsidiaries as Unrestricted Subsidiaries (as defined in the Indenture). In addition, the Indenture limits the activities of Finance Co. and the Spectrum Entities (as defined in the Indenture). Certain of these limitations will be suspended if the Notes receive a rating of “BBB-” or higher from Standard & Poor’s Rating Services (or its successors, “S&P”) and “Baa3” or higher from Moody’s Investors Service, Inc. (or its successors, “Moody’s”), in each case, with a stable or better outlook.

At any time prior to the final maturity date of the Notes, the Issuers may redeem some or all of the Notes at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest, if any, to the date of redemption plus a “make-whole” premium.

Upon the occurrence of a Change of Control (as defined in the Indenture), any holder of Notes will have the right to require the Issuers to repurchase all or any part of the Notes of such holder at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

If the Issuers or their restricted subsidiaries sell assets following the issue date under certain circumstances, the Issuers will be required to use the net proceeds to prepay certain indebtedness or make an offer to all holders to purchase Notes, at an offer price in cash in an amount equal to 100% of the principal amount of the Notes and such other indebtedness, plus accrued and unpaid interest to the date of purchase.

The Indenture contains customary events of default. If an event of default occurs and is continuing, the Trustee or holders of at least 25% in principal amount of the outstanding Notes may declare the principal of premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable immediately. Certain events of bankruptcy or insolvency are events of default which shall result in the Notes being due and payable immediately upon the occurrence of such events of default.

The Notes were not registered under the Securities Act and, unless so registered, may not be offered or sold in the United States absent an applicable exemption from registration requirements. This current report on Form 8-K is neither an offer to sell nor a solicitation of an offer to buy the Notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

Pursuant to the Other Pari Passu Lien Secured Party Consent, dated January 27, 2012 (the “Secured Party Consent”), among the Issuers, the guarantors party thereto and the Collateral Agent, the Notes and the guarantees are secured by a first-priority lien, subject to permitted liens, on substantially all of the assets of the Issuers and the Guarantors, including, but not limited to, all accounts, chattel paper, documents, equipment, general intangibles, intellectual property, instruments, inventory, investment property, letter of credit rights, goods and the capital stock of certain domestic subsidiaries held by the Issuers and the Guarantors and any FCC license rights, but excluding any real property and the capital stock of the Issuers’ and the Guarantors’ foreign subsidiaries.

The Indenture and the Secured Party Consent are attached as Exhibit 4.1 and Exhibit 4.3, respectively, and are incorporated by reference herein. The descriptions of the material terms of these agreements are qualified in their entirety by reference to such exhibits.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures under Item 1.01 of this Current Report on Form 8-K relating to the Indenture and the Notes are also responsive to Item 2.03 of this report and are incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description of Exhibit

4.1	Indenture, dated January 27, 2012, by and among the Issuers, the guarantors named therein and Wilmington Trust, National Association, as trustee and collateral agent, relating to the 14.75% First-Priority Senior Notes due 2016.

4.2	Form of 14.75% First-Priority Senior Notes due 2016 (as set forth in Exhibit A to the Notes Indenture filed as Exhibit 4.1 hereto).

4.3	Other Pari Passu Lien Secured Party Consent, dated January 27, 2012, by and among the Issuers, the guarantors party thereto and Wilmington Trust, National Association, as collateral agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEARWIRE CORPORATION

Dated: February 2, 2012	By:	/s/ Hope F. Cochran
Hope F. Cochran
Chief Financial Officer